Bedrifsrevisoren	PKF

CONSENT OF

PKF BEDRIJFSREVISOREN, ANTWERP, BELGIUM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REMEDENT, INC.

Xavier de Cocklaan 42

9831 DEURLE, Belgium

We consent to the use of our report dated July 13, 2005, with respect to the consolidated financial statements of Remedent, Inc. as of March 31, 2005 and for the year then ended, in the Registration Statement on Form SB-2 (the "Registration Statement") and related Prospectus of Remedent, Inc. We further consent to the reference to our firm under the heading "Experts" in the Registration Statement.

Antwerp, Belgium

Dated: August 1, 2005

PKF bedrijfsrevisoren

Represented by

/s/ Ria Verheyen

Ria Verheyen

PKF bedrijfsrevisoren CVBA | burgerlijke vennootschap met handelsvorm

Potvlietlaan 6 | 2600 Antwerpen

Tel. +32 (0)3 235 66 66 | Fax +32 (0)3 235 22 22 | antwerpen@pkf.be | www.pkf.be

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